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Exhibit 5.1

[GILMORE & BELL LETTERHEAD]

July 17, 2003

EPIQ Systems, Inc.
501 Kansas Avenue
Kansas City, Kansas 66105-1309

  Re:
  EPIQ Systems, Inc. Registration Statement on Form S-8
  Reg. No. 333-            (the "Registration Statement")

Dear Sir/Madam:

        You have requested our opinion as counsel to EPIQ Systems, Inc., a Missouri corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement relating to: (i) options to purchase 1,500,000 shares of the Company's common stock (the "Plan Options") issuable pursuant to the Company's 1995 Stock Option Plan, as amended (the "Plan"), and the 1,500,000 shares of the Company's common stock, $.01 par value (the "Plan Shares") issuable upon the exercise of the Plan Options (the "Plan Shares"), and (ii) options to purchase 80,000 shares of the Company's common stock granted to Mr. Ron Jacobs pursuant to a Stock Option Agreement dated January 31, 2003, among the Company, Bankruptcy Services LLC and Mr. Jacobs (the "Jacobs Options") and the 80,000 shares of the Company's common stock, $.01 par value issuable upon the exercise of the Jacobs Options (the "Jacobs Shares"). The Plan Options and the Jacobs Options are jointly referred to herein as the "Options;" and the Plan Shares and the Jacobs Shares are jointly referred to as the "Shares."

        In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, and such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed for purposes of this opinion that the Shares issuable upon the exercise of the Options will be issued upon the valid exercise of the Options in accordance with the terms of the Plan and the Stock Option Agreement, as applicable.

        Based upon the foregoing, we are of the opinion as follows:

        1.     The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Missouri.

        2.     The Shares, when issued upon the exercise of the Options, will be validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Gilmore & Bell, P.C.

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  Exhibit 5.1